EXHIBIT 99.1

Focus Universal Inc. Receives USPTO Issue Notification for Patent Covering its Universal Smart Device

Walnut, CA (March 5, 2018) – Focus Universal Inc. (OTCQB: FCUV), a universal smart instrumentation platform developer, announces that the United States Patent and Trademark Office (“USPTO”) has issued an Issue Notification for U.S. Patent Application No. 9924295 entitled “Universal Smart Device,” which covers a patent application regarding the Company’s Universal Smart Device. The USPTO had previously issued a Notice of Allowance for the same patent. Barring any unforeseen circumstances, this patent, when issued, will be valid until 2036.

The Universal Smart Device (trade name “Ubiquitor”) intends to disrupt the industrial automation and Internet of Things market with their patented technology to replace a majority of the traditional instrumentation hardware design and manufacturing process. The Ubiquitor seamlessly integrates into Focus Universal's Universal Smart Instrumentation Platform (USIP), a network that uses any mobile device or computer to communicate with universal smart devices to monitor and control functions through a SmartApp.

"This patent allowance represents a key milestone towards our launch of a revolutionary product that harnesses the processing power, hardware and functionalities within smartphones and devices" said Dr. Desheng Wang, chief executive officer of Focus Universal. "This patent will provide intellectual property coverage to help us secure a position in the market for decades as we move toward broad commercialization of our technology."

About Focus Universal

Focus Universal Inc. (FCUV), based in the Walnut, California, is a universal smart instrumentation platform developer and universal smart device manufacturer. The company is also a wholesaler of various air filtration systems. The technology features a Universal Smart Instrumentation Platform (USIP) generalizes instruments into a reusable foundation representing a majority part of the instruments, and architecture-specific components (sensor modules), which together replaces the functions of traditional instruments at a fraction of their cost. The USIP has an open architecture incorporating a variety of individual instrument functions, sensors and probes from different industries and vendors. The platform features the ability to connect thousands of sensors or probes. This technology addresses major limitations with traditional hardware and represents another technological advancement in the Internet of Things marketplace.

Visit www.focusuniversal.com for more information.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to securing sufficient funding for the launch of the Universal Smart Device and related inventions or innovations as well as the continuation and results of the Universal Smart Device to meet market expectations, goals, or performance. These and other risks and uncertainties are identified and described in more detail in Focus Universal's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact

Focus Universal Inc.

Desheng Wang

Phone: (626) 272-3883